Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2008, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) of Physicians Formula Holdings, Inc. (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 12, 2008